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                                                                    Exhibit 23.3

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of ONEOK, Inc.:

   We consent to the use of our report dated October 21, 1999, with respect to the consolidated balance sheets of ONEOK, Inc. and subsidiaries as of August 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended August 31, 1999, which report has been included in this registration statement of Westar Industries, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG LLP

Tulsa, Oklahoma
October 4, 2000